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                        [LETTERHEAD OF SIDLEY & AUSTIN]


                                                                       EXHIBIT 5


                                OCTOBER 16, 1996



Board of Directors


American Shared Hospital Services


Four Embarcadero Center, Suite 3620


San Francisco, California 94111-4155



    Re:  Common Shares, no par value, of American


    Shared Hospital Services (the "Common Stock")



Gentlemen:



     We refer to the Registration Statement on Form S-3 (File No. 333-12879) (the "Registration Statement") filed by American Shared Hospital Services, a California corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale by the securityholders named therein of 2,679,047 shares of Common Stock. This opinion relates to such shares, comprised of 1,184,047 issued and outstanding shares of Common Stock (the "Outstanding Shares") and 1,495,000 shares of Common Stock (the "Option Shares") issuable upon the exercise of an option granted to the Company's Chairman and Chief Executive Officer.



     We have acted as counsel to the Company in connection with the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have examined the originals, or photocopies, of such other corporate records of the Company, certificates of public officials and of officers of the Company and such agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents or any copies thereof submitted to us for our examination. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon a certificate of the Company or its officers or of public officials.



     Based on the foregoing, we are of the opinion that:



        1. The Company is duly incorporated and validly existing under the laws of the State of California.


        2. The Outstanding Shares are duly and validly issued, fully paid and nonassessable shares of Common Stock.


        3. The Option Shares, when issued in accordance with the terms of the underlying option, and when certificates representing the Option Shares have been duly executed and countersigned and duly delivered to the persons entitled thereto against payment to the Company of the exercise price provided for in the underlying option, will be duly and validly issued, fully paid and nonassessable shares of Common Stock.



     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities and blue sky laws of the various states to the resale of the Outstanding Shares and the Option Shares.



     This opinion is limited to the laws of the State of California and the United States of America, to the extent applicable.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.



                                          Very Truly yours,



                                          /s/ SIDLEY & AUSTIN